[LOGO]PHOENIX                                                                                      Exhibit 99.1

The Phoenix Companies, Inc.
One American Row
PO Box 5056
Hartford CT 06102-5056                                              N  E  W  S     R  E  L  E  A  S  E
PhoenixWealthManagement.com

For Immediate Release

Contact:  Media Relations:     Alice S. Ericson  860-403-5946
          Investor Relations:  Peter A. Hofmann  860-403-7100

                     THE PHOENIX COMPANIES, INC. REVISES FOURTH QUARTER AND FULL-YEAR 2004
                            NET INCOME UPWARD BY $5.4 MILLION; FILES FORM 10-K TODAY

Hartford, Conn., March 11, 2005 - The Phoenix Companies, Inc. (NYSE: PNX) today reported a $5.4 million increase in fourth quarter 2004 net income to $48.3 million and full-year 2004 net income to $86.4 million, compared with the amounts previously reported on February 8, 2005. These results were included in Phoenix's
Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities Exchange Commission.
Total segment income for the fourth quarter and full year 2004 remain unchanged.
    This revision to net income is the result of net foreign currency gains principally related to the company's equity investment in Aberdeen Asset Management PLC and reflects evolving accounting guidance.
    Fourth quarter and full-year 2004 net income reflect revised after-tax net gains of $40.4 million and $41.2 million, respectively, related to Phoenix's 16.5 percent equity stake in Aberdeen.
    As previously announced, the company closed the sale of its entire equity stake in Aberdeen on January
14, 2005 for net proceeds of $70.4 million and expects to recognize an after-tax loss related to this sale of approximately $7.0 million in its first quarter 2005 results.
    A summary of select "as reported" and "as revised" amounts follows:
Earnings Summary
                                                      Fourth Quarter 2004                Full Year 2004
                                                 -----------------------------    -----------------------------
                                                      As              As               As              As
                                                   Reported         Revised         Reported         Revised
                                                 -------------    ------------    -------------    ------------
Net Income ($ in Millions)                           $42.9            $48.3           $81.0            $86.4
Net Income Per Share
    Basic                                              $.45             $.51            $.86             $.91
    Diluted                                            $.43             $.48            $.80             $.86

    The Phoenix Companies, Inc. is a leading manufacturer of life insurance, annuity and asset management products for the accumulation, preservation and transfer of wealth. Through a variety of advisors and financial services firms, the company provides products and services to affluent and high-net-worth individuals and to institutions. Phoenix has corporate offices in Hartford, Connecticut. For more information on Phoenix, visit
www.PhoenixWealthManagement.com.

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